Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Old Second Bancorp, Inc. of our report dated February 10, 2006, with respect to the  2005 consolidated financial statements of Old Second Bancorp, Inc., included in the 2006 Annual Report to Shareholders of Old Second Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-38914) pertaining to the Old Second Bancorp, Inc. Employees 401(k) Savings Plan and Trust, of our report dated February 10, 2006, with respect to the 2005 consolidated financial statements of Old Second Bancorp, Inc. incorporated herein by reference.

/s/ Ernst & Young LLP

Chicago, Illinois
March 8, 2007